Exhibit 99.1

California Institute for Regenerative Medicine Awards Funding for

CAR-T NXC-201 U.S. AL Amyloidosis Clinical Trial (NEXICART-2)

●	$8 million grant funds development of NXC-201 in relapsed/refractory AL Amyloidosis

LOS ANGELES, July 25, 2024 (GLOBE NEWSWIRE) – Immix Biopharma, Inc. (“ImmixBio”, “Company”, “We” or “Us”, “IMMX”) (Nasdaq: IMMX), a clinical-stage biopharmaceutical company trailblazing cell therapies in AL Amyloidosis and autoimmune disease, today announced that the California Institute for Regenerative Medicine (CIRM) has awarded Immix Biopharma cell therapy division Nexcella an $8 million CLIN2 grant award to support clinical development of chimeric antigen receptor T-cell (CAR-T) therapy NXC-201 for the treatment of relapsed/refractory AL Amyloidosis.

“AL amyloidosis is an unmet medical need, and current approved therapies for this rare disease are mostly not well tolerated and have not led to sustained remissions,” said Dr. Abla Creasey, PhD, Vice President of Therapeutics Development at CIRM. “This one-time therapy would be an innovative treatment for patients with AL Amyloidosis, and the preliminary data are encouraging.”

“We are grateful for the recognition from CIRM of the importance of NXC-201 in relapsed/refractory AL Amyloidosis, for which there are no FDA approved drugs today,” said Ilya Rachman, M.D., Ph.D., Chief Executive Officer of Immix Biopharma. Gabriel Morris, Chief Financial Officer of Immix Biopharma, added: “We are excited to join California’s thriving CIRM biotechnology innovation ecosystem as we proceed on-plan with NEXICART-2.”

The NEXICART-2 U.S. study is intended to evaluate the safety and efficacy of NXC-201 in relapsed/refractory AL Amyloidosis patients with adequate cardiac function who have not been exposed to prior BCMA-targeted therapy. The study builds on positive data from the initial ex-U.S. study, NEXICART-1, presented at the 27th Annual Meeting of The American Society of Gene and Cell Therapy (ASGCT 2024) which showed a 92% overall response rate in relapsed/refractory AL Amyloidosis patients (12/13). The best responder experienced a 28.0 month duration of response (as reported May 10, 2024, with ongoing follow-up).

NXC-201 is the only CAR-T therapy currently in development in AL Amyloidosis, mentioned in a review article entitled “Systemic Light Chain Amyloidosis” published in June, 2024 New England Journal of Medicine .

About the California Institute for Regenerative Medicine (CIRM)

At CIRM, we never forget that we were created by the people of California to accelerate stem cell treatments to patients with unmet medical needs, and act with a sense of urgency to succeed in that mission. To meet this challenge, our team of highly trained and experienced professionals actively partners with both academia and industry in a hands-on, entrepreneurial environment to fast track the development of today’s most promising stem cell technologies.

With $5.5 billion in funding and more than 150 active stem cell programs in our portfolio, CIRM is one of the world’s largest institutions dedicated to helping people by bringing the future of cellular medicine closer to reality.

About NEXICART-2

NEXICART-2 (NCT06097832) is an open-label, single-arm, multi-site U.S. Phase 1b/2 dose expansion clinical trial of CAR-T NXC-201 in relapsed/refractory AL Amyloidosis. NEXICART-2 is expected to enroll 40 patients with adequate cardiac function who have not been exposed to prior BCMA-targeted therapy. The study is designed with a standard 6 patient safety-run in to evaluate two doses (three patients each at 150 million CAR+T cells and 450 million CAR+T cells), with the potential for further escalation to 800 million CAR+T cells (all 3 dose levels were evaluated in the NEXICART-1 study and have produced complete responses in relapsed/refractory AL Amyloidosis patients). The study aims to evaluate the safety and efficacy of NXC-201 in this patient population. Primary endpoints are complete response rate and overall response rate, according to consensus recommendations (Palladini et al. 2012).

About NEXICART-1

NEXICART-1 (NCT04720313) is an open-label, ex-U.S. Phase 1b/2a clinical trial of NXC-201 (formerly HBI0101) in patients with relapsed/refractory multiple myeloma and relapsed/refractory AL amyloidosis (including AL Amyloidosis patients with impaired cardiac function and including AL Amyloidosis patients exposed to prior BCMA-targeted therapy). The primary objective of the study is to characterize the safety and efficacy, as well as confirm the recommended Phase 2 dose (RP2D) of NXC-201 (which has already been confirmed). NEXICART-1 clinical results, most recently from ASGCT 2024, are available at https://immixbio.com/pipeline/#publications.

About NXC-201

NXC-201 is a sterically-optimized BCMA-targeted chimeric antigen receptor T (CAR-T) cell therapy. Initial data from Phase 1b/2a ex-U.S. study NEXICART-1 has demonstrated short duration of cytokine release syndrome (CRS) and no grade 3 or delayed neurotoxicity in high-volume disease, as well as short duration CRS and no neurotoxicity of any kind in AL Amyloidosis.

NXC-201 is being studied in a comprehensive clinical development program for the treatment of patients with relapsed/refractory AL amyloidosis, with the potential to expand into autoimmune indications. The NXC-201 NEXICART-2 U.S. clinical trial builds on a robust clinical dataset. NXC-201 has been awarded Orphan Drug Designation (ODD) in the US by the FDA and in the EU by the EMA in AL Amyloidosis.

About AL Amyloidosis

AL amyloidosis is caused by abnormal plasma cells in the bone marrow, which produce misfolded amyloid proteins that build-up in the heart, kidney, liver, and other organs. This build-up causes progressive and widespread damage to multiple organs, including heart failure, and leads to high mortality rates.

The U.S. observed prevalence of relapsed/refractory AL Amyloidosis is estimated to be growing at 12% per year according to Staron, et al Blood Cancer Journal, to approximately 33,277 patients in 2024.

The Amyloidosis market was $3.6 billion in 2017, and is expected to reach $6 billion in 2025, according to Grand View Research.

About Immix Biopharma, Inc.

Immix Biopharma, Inc. (ImmixBio) (Nasdaq: IMMX) is a clinical-stage biopharmaceutical company trailblazing cell therapies in AL Amyloidosis and autoimmune diseases. Our lead candidate is sterically-optimized BCMA-targeted chimeric antigen receptor T (CAR-T) cell therapy NXC-201. NXC-201 is being evaluated in the U.S. Phase 1b/2a trial NEXICART-2 (NCT06097832) as well as the ex-U.S. study NEXICART-1 (NCT04720313). NXC-201 has demonstrated short duration of cytokine release syndrome (CRS) and no grade 3 or delayed neurotoxicity in high-volume disease, as well as short duration CRS and no neurotoxicity of any kind in AL Amyloidosis, supporting expansion into autoimmune indications. NXC-201 has been awarded Orphan Drug Designation (ODD) in the US by the FDA and in the EU by the EMA in AL Amyloidosis. Learn more at www.immixbio.com and www.BeProactiveInAL.com.

About Nexcella, Inc.

As of May 2024, Nexcella, Inc. is a wholly-owned subsidiary of, and the cell therapy division of, Immix Biopharma, Inc. (ImmixBio) (Nasdaq: IMMX).

Forward Looking Statements

This press release contains forward-looking statements regarding Immix Biopharma, Inc., its results of operations, prospects, future business plans and operations and the matters discussed above, including, but not limited to, the receipt of, timing of receipt, finalization of the terms of, and allocation of funds in connection with, the grant discussed above and potential benefits of our product candidate CAR-T NXC-201. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Forward-looking statements also include, but are not limited to, our plans, objectives, expectations and intentions and other statements that contain words such as “expects”, “contemplates”, “anticipates”, “plans”, “intends”, “believes”, “estimates”, “potential”, and variations of such words or similar expressions that convey the uncertainty of future events or outcomes, or that do not relate to historical matters. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (i) the risk that the further data from the ongoing Phase 1b/2a clinical trials for CAR-T NXC-201 will not be favorably consistent with the initial data initial data readouts, (ii) the risk that the Company may not be able to advance to registration-enabling studies for CAR-T NXC-201 or other product candidates, (iii) that success in early phases of pre-clinical and clinicals trials do not ensure later clinical trials will be successful; (iv) that no drug product developed by the Company has received FDA pre-market approval or otherwise been incorporated into a commercial drug product, (v) the risk that the Company may not be able to obtain additional working capital with which to continue the clinical trials for CAR-T NXC-201, or advance to the initiation of registration-enabling studies, for such product candidates as and when needed and (vii) those other risks disclosed in the section “Risk Factors” included in the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2024 and other periodic reports subsequently filed with the Securities and Exchange Commission. These reports are available at www.sec.gov. Immix Biopharma cautions that the foregoing list of important factors is not complete. Immix Biopharma cautions readers not to place undue reliance on any forward-looking statements. Immix Biopharma does not undertake, and specifically disclaims, any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Contacts

Mike Moyer

LifeSci Advisors

mmoyer@lifesciadvisors.com

Company Contact

irteam@immixbio.com